As filed with the Securities and Exchange Commission on August 14, 2000
                                                    Registration No. 333-
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           AMERICAN INFLATABLES, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                          3069                   95-4702570
        --------                     -----------------           ----------
(State or other jurisdiction of  (Primary Standard Industrial   (IRS Employer
incorporation or organization)   Classisfication Code Number)    Ident. No.)


947 Newhall Street, Costa Mesa, California 92627,  telephone number 949.515.1776
--------------------------------------------------------------------------------
(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)

                                Warren J. Soloski
                           A Professional Corporation
         11300 West Olympic Boulevard, Suite 800, Los Angeles, CA 90064
                  Telephone 310.477.9742 Facsimile 310.473.1470
           ----------------------------------------------------------
           (Name, Address and Telephone Number of Agent for Services)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                       Proposed       Proposed
                                       maximum        maximum
Title of each class    Amount          offering       aggregate          Amount
of Securities          to be           price per      offering           of Reg.
to be Registered       registered      share          price               Fee
-------------------    ------------    ----------    -------------      --------
Common Stock,          1,600,000 (1)   $ .842 (2)    $1,344,000.00      $403.20
 $0.01 par value
--------------------------------------------------------------------------------

(1) Represents the number of shares of our common stock that we are obligated to register pursuant to Registration Rights Agreements.

(2) Calculated pursuant to Rule 457(c) of Regulation C using the average of the bid and ask prices per share of the Registrant's common stock, as reported on the OTC Bulletin Board for June 30, 2000.

                            Preliminary Prospectus

                           AMERICAN INFLATABLES, INC.
                             a Delaware Corporation
                1,600,000 Shares of $0.01 Par Value Common Stock


This Prospectus relates to 1,600,000 shares of our $0.01 par value common stock. We are registering these shares by filing a registration statement with the Securities and Exchange Commission. Of these shares, 600,000 issued, represent the number of our common shares and 1,000,000 common shares to be issued upon exercise of warrants outstanding. We are required to register these shares pursuant to a registration rights agreement with the following shareholders (the "Investors").

                                   State of          Number          Number
Name                             Incorporation      of Shares      of Warrants
----                             -------------      ---------      -----------
Apollo One, Inc.                   Nevada            50,000          175,000

Prestige Financial, Inc.           Nevada           100,000          150,000

Universal Consultants, Inc.        Nevada            35,000          120,000

Dylans Dancehall, Inc.             Nevada            15,000           60,000

Apex One, Inc.                     Nevada            25,000          100,000

National Financial, Inc.           Nevada           250,000            ---

TNR Development Corporation        California        25,000           75,000

Silver County Financial, Inc.      Nevada            60,000          180,000

Certified One, Inc.                Nevada            40,000          140,000
                                                    --------       ---------
Total                                               600,000        1,000,000
                                                    =======        =========

Upon exercise of the warrants into our common stock, the Investors may offer all or some portion of those shares of our common stock for sale from time to time. We will receive no part of the proceeds from any sale by The Investors of our common stock. PROSPECTIVE PURCHASERS OF OUR COMMON STOCK SHOULD CAREFULLY REVIEW THE "RISK FACTORS" SECTION OF THIS PROSPECTUS BEGINNING ON PAGE 3.

Our common stock is currently trading on the Over The Counter (OTC) Bulletin Board Market under the trading symbol "BLMP". The Investors may from time to time sell the shares on OTC Bulletin Board Market, on any other national securities exchange or automated quotation system on which our common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The shares may be sold directly or through brokers or dealers. On June 30, 2000, the average of the closing bid and asked prices of our common stock as reported on the OTC Bulletin Board Market was $.84.

The Investors and any broker-dealers participating in the distribution of shares of our common stock may be deemed to be "underwriters" within the meaning of the 1933 Act, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the 1933 Act. The shares have not been registered for sale by the Investors under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the shares should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is August --, 2000

Part I - Information required in Prospectus
-------------------------------------------


ITEM 3. SUMMARY INFORMATION AND RISK FACTORS.

BACKGROUND OF THE COMPANY. We were originally formed as GlobaLock Corporation in Delaware on August 5, 1998, for the purpose of engaging in a merger or other business combination with an operating company. We had no predecessors and never engaged in any business activity, other than organizational matters.

We were a development stage company and had no operating history. No representation was made nor was any intended that our activities would be profitable and that we would be able to effect a business combination. We remained inactive until our reverse merger with Can / Am Marketing Group, LLC (see Item 17. Management's Discussion and Analysis Reverse Merger Treatment).

As a result of the reverse merger we acquired the business assets of Can / Am Marketing Group, LLC. It was organized in California in 1997. Pursuant to the merger agreement, the GlobaLock Corporation directors and officers resigned and the management of Can / Am filled the vacancies and the former membership interest holders of Can / Am obtained 77.9% of the total voting power at the time. Our short operating history and operating losses raise substantial doubt about our ability to continue as a going concern. This fact is reported by our auditors, Siegel-Smith.

Can / Am since 1998 has operated under the "American Inflatables" trade name. Can / Am was formed to manufacture and market an alternative advertising medium: inflatable blimps and other custom inflatable products. Can / Am has developed a strong reputation for high quality inflatable products used for advertising and marketing applications while enhancing its product design through innovation in raw materials and manufacturing techniques.

We, through Can / Am, currently maintain one of the largest and most comprehensive inventories of custom inflatable patterns. Whether floating, tethered, flying, this innovative advertising medium creates strong brand awareness and low cost advertising.

                            SUMMARY OF THE OFFERING

Securities Offered.............    We  are  registering  1,600,000 shares of our
                                   common  stock.  Of  these  shares,  1,000,000
                                   represent the number of shares of our common stock that we will issue upon exercise of all the warrants which are currently issued and outstanding.

Dividends......................    We have not paid any cash  dividends  on our
                                   common  stock  during the last fiscal year.
                                   Payment of  dividends is at the sole
                                   discretion of our Board of Directors and it is unlikely that holders of our common stock will receive dividends during the next fiscal year.

Voting Rights..................    Each holder of shares of our common  stock is
                                   entitled  to  one  vote for each share on all
                                   matters   on   which   our  shareholders  are
                                   entitled to vote. The warrants have no voting rights.

Ownership Limit................    None.


                                  RISK FACTORS

A purchase of our common stock involves risks; you should consider these risks before making a decision to purchase our common stock. Prospective Purchasers of our common stock must be prepared for the possible loss of their entire investments. The order in which the following risk factors are presented is arbitrary, and you should not conclude, because of the order of presentation, that one risk factor is more significant than another risk factor.

WE ARE OPERATING AT A LOSS AND HAVE ACCUMULATED A DEFICIT. Our short operating history and operating losses raise substantial doubt about our ability to continue as a going concern. This fact has been reported by our auditors, Siegel
- Smith.

WE USE DEBT FINANCING. Our corporate bylaws do not contain any limitation on the amount of indebtedness, funded or otherwise, we might incur. Accordingly, we could become more highly leveraged, resulting in an increase in debt service that could adversely affect our ability to pay dividends to our stockholders and result in an increased risk of default on our obligations. We are also subject to other risks normally associated with debt financing. We expect to use indebtedness and leveraging to finance development and acquisition.

WE NEED SUBSTANTIAL ADDITIONAL CAPITAL. Our future capital requirements will depend upon many factors, including our ability to obtain new customers and to execute our business plan. Capital will be necessary to fund our activities. There can be no assurance that sufficient financing will be available to us on a timely basis, or on acceptable terms. If we do not have adequate funds, we may be required to delay, scale back or eliminate our efforts to expand our activities. Accordingly, our business, financial condition and results of operations could be materially and adversely affected. If additional funds are raised by issuing equity or convertible debt securities, options or warrants, the ownership interest of our existing stockholders would be diluted.

DEPENDENCE ON KEY PERSONNEL. Our future success will depend in part on the service of our key personnel and, additionally, our ability to identify, hire and retain additional qualified personnel. There is significant competition for qualified personnel in our areas of activity, and there can be no assurance that we will be able to continue to attract and retain such personnel necessary for the development of our business. Because of the significant competition, there can be no assurance that we will be successful in adding personnel as needed to satisfy our staffing requirements. Failure to attract and retain qualified personnel could have a material adverse effect on us.

We are dependent on the efforts and abilities of our senior management. The loss of various members of that management could have a material adverse effect on our business and prospects. Our Board of Directors believes that all commercially reasonable efforts have been made to minimize the risks attendant with the departure by qualified personnel from the Company. There is no assurance, however, that upon the departure of qualified personnel from the Company that replacement personnel will cause us to operate profitably. As owners of significant portions of our issued and outstanding common stock, management has every incentive to remain.

RELIANCE ON MANAGEMENT. All decisions regarding management affairs will be made exclusively by our officers and directors. The Purchasers of the shares may not participate in our management and, therefore, are dependent upon the management abilities of our officers and directors. The only assurance that our shareholders have that officers and directors will not abuse their discretion in making decisions with respect to our shares and other business decisions is the fiduciary obligations and business integrity of the officers and directors. Accordingly, no person should purchase shares unless that person is willing to entrust all aspects of management to our officers and directors, or their successors. Potential Purchasers of the shares must carefully evaluate the personal experience and business performance of our officers and directors. Our officers and directors may retain independent contractors to provide services to us. Those contractors have no fiduciary duty to our shareholders and may not perform as expected.

RECEIPT OF COMPENSATION REGARDLESS OF PROFITABILITY. Our officers, directors, and employees are entitled to receive significant compensation, payments and reimbursements regardless of whether we operate at a profit or a loss. Any compensation received by officers, directors, and management personnel will be determined from time to time by our Board of Directors. Officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

LIMITATION ON LIABILITY OF OFFICERS AND DIRECTORS. Our Articles of Incorporation include a provision eliminating or limiting the personal liability of our officers and directors for damages for breach of fiduciary duty as a director or officer. Accordingly, our officers and directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders. DISCLOSURE OF POSITION OF COMMISSION REGARDING INDEMNIFICATION FOR SECURITIES ACT OF 1933 LIABILITIES: INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT OF 1933 AND IS, THEREFORE, UNENFORCEABLE.

INFLUENCE OF THE INTERNET ON MARKETING. The Internet has changed marketing patterns in a wide variety of industries. The significant amount of personal computer usage has resulted in entirely new methods of marketing and sales of products. We may establish home pages on the Internet for its products. We may be able to keep pace with the rate of change in its markets brought about the Internet and may invest in Internet-based projects which future changes may render obsolete.

COMPLIANCE WITH GOVERNMENT REGULATIONS. We are subject to various forms of government regulations, including safety laws and regulations. Any future violation of, and the cost of compliance with, these laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

Although we believe we are in material compliance with all applicable laws, rules, regulations, and policies, there can be no assurance that our business, financial condition and results of operations will not be materially adversely affected by current or future laws, rules, regulations, and policies or by liability arising out of any of our past or future conduct.

MARKET ACCEPTANCE AND DEPENDENCE ON PRINCIPAL PRODUCTS. Our strategy for growth is substantially dependent upon our ability to market and distribute products successfully. There can be no assurance that our products will achieve significant market acceptance, and that acceptance, if achieved, will be sustained for any significant period of that product life cycles will be sufficient (or substitute products developed) to permit us to recover associated costs. Failure of our products to achieve or sustain market acceptance could have a material adverse effect on our business, financial conditions, and results of operations.

RISK OF PRODUCT RECALL, PRODUCT RETURNS. Product recalls may be issued at our discretion or government agencies having regulatory authority for product sales and may occur due to disputed labeling claims, manufacturing issues, quality defects or other reasons. No assurance can be given that product recalls will not occur in the future. Any product recall could materially adversely affect our business, financial condition or results of operations. There can be no assurance that future recalls or returns would not have a material adverse effect upon our business, financial condition and results of operations.

FAILURE TO MANAGE GROWTH. We expect to experience significant growth and expect such growth to continue for the foreseeable future. Our growth may result in significant pressure on our management, financial, operating and technical resources. Failure to manage this growth effectively could have a material adverse effect on our financial condition or results of operations.

LOSS ON DISSOLUTION OF THE COMPANY. In the event of our dissolution, the proceeds realized form the liquidation of our assets, if any will be distributed to our shareholders only after satisfaction of claims of our creditors. The ability of a Purchaser of shares to recover all or any portion of his or her purchase price for the shares in that event will depend on the amount of funds realized and the claims to be satisfied therefrom.

OUR ABILITY TO IMPLEMENT ITS BUSINESS STRATEGIES. Implementation of our business strategies will depend in large part on our ability to (i) establish a significant customer base and maintain favorable relationships with those customers; (ii) effectively introduce acceptable products to our customers;
(iii) obtain adequate financing on favorable terms to fund our business strategies; (iv) maintain appropriate procedures, policies, and systems; (v) hire, train, and retain skilled employees; and (vi) continue to operate with increasing competition. Our inability to obtain or maintain any or all these factors could impair our ability to implement our business strategies successfully, which could have a material adverse effect on our results of operations and financial condition.

LIQUIDITY. The prices of our common stock are quoted in the Over The Counter Bulletin Board, an electronic quotation service maintained by the National Quotation Bureau for the National Association of Securities Dealers, Inc. for securities not traded on a national, regional or other securities exchange, under the symbol "BLMP". The OTC Bulletin Board does not provide the level of liquidity provided by securities exchanges and the public market may not develop for our shares. Purchasers of the shares will have no right to present the shares to us for repurchase. Purchasers of shares who wish to terminate their investment in the shares must rely solely upon their ability to sell or otherwise transfer their shares, subject to applicable securities laws. Consequently, the purchase of shares should be considered only a long-term investment. Moreover, we may require additional cash to implement our business strategies, including cash for (i) payment of increased operating expenses and
(ii) further implementation of those business strategies. No assurance can be given, however, that we will have access to the capital markets in the future, or that financing will be available on acceptable terms to satisfy our cash requirements to implement our business strategies. Our inability to access the capital markets or obtain acceptable financing could have material adverse effects on our results of operations and finance.

UNCERTAINTY OF FUTURE RESULTS, FLUCTUATIONS IN OPERATING RESULTS. Our results of operations may vary from period to period due to a variety of factors, including the introduction of new products by us or our competitors, cost increase form third-party manufacturers, supply interruptions, the availability and cost of raw materials, the mix of our products sold, changes in marketing and sales expenditures, market acceptance of our products, competitive pricing pressures, and general economic and industry conditions that effect customer demand.

FUTURE CAPITAL NEEDS AND UNCERTAINTY OF ADDITIONAL FUNDING. To achieve and maintain competitiveness of our products, we may require substantial funds. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary as a result of a number of factors, including those described in these Risk Factors and elsewhere in this Prospectus.

We anticipate that we will require additional cash to develop, promote, produce and distribute our various products. Such additional cash may be received from public or private financing transactions, as well as borrowing and other resources. To the extent that additional cash is received by the sale of equity or equity-related securities, the issuance of such securities could result in dilution to our stockholders. There can be no assurance that additional funding will be available on favorable terms, if at all. If adequate cash is not available, we will be required to curtail operations significantly or to obtain cash by entering into arrangements with collaborative partners or other persons that may require us to relinquish rights to certain of its products that we would not otherwise relinquish.

GREATER COSTS THAN ANTICIPATED. We have used reasonable efforts to assess and predict costs and expenses related to our operations. However, there can be no assurance that implementing our business plan may require more employees, capital equipment, supplies or other expenditure items than we have predicted. Similarly, the cost of compensating additional management, employees and consultants or other operating costs may be more than our estimates, which could result in sustained losses.

COMPETITION.  Competition in the  advertising  industry is intense.  Many of our
competitors  have  substantially   more  experience,   financial  and  technical
resources and production, marketing and development capabilities than we do.

HAZARDOUS MATERIALS; ENVIRONMENTAL MATTERS. Our research, development, manufacturing and production processes may involve the controlled use of hazardous materials. We may be subject to various laws and regulations governing the use, manufacture, storage, handling, and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our financial resources. In addition, there can be no assurance that in the future we will not be required to incur significant costs to comply with environmental laws and regulations relating to hazardous materials nor that our operations, business or assets will not be materially or adversely affected by current or future environmental laws or regulations.

PENNY STOCK REGULATIONS. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and other quotations for the penny stock, the compensation of the broker-dealer and its salesperson on the transaction, and monthly account statements specifying the market value of each penny stock held in the customer" account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the Purchaser and receive the Purchaser's written agreement to that transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for an equity security (capital stock) that becomes subject to the penny stock rules. Our common stock is subject to the penny stock rules, and Purchasers of shares may determine that it is quite difficult to sell their shares.

SECURITIES MARKET FACTORS. There is currently a limited public market for our common stock. Should there develop a significant market for our common stock, the market price for our common stock may be significantly affected by such factors as our financial results and introduction of new products and technologies. Additionally, in recent years, the stock market has experienced significant price and volume volatility, and market prices for many companies, particularly small and emerging growth companies, have experienced significant price fluctuations not necessarily related to the operating performance of such companies. In the event a market for our common stock develops, the market price for our common stock may be affected by general stock market volatility.

NO FORESEEABLE DIVIDENDS. We do not anticipate paying dividends on our common stock in the foreseeable future; but, rather, we plan to retain earnings, if any, for the operation and expansion of business.

NO ASSURANCES OF REVENUE OR OPERATING PROFITS. There can be no assurance that we will be able to develop consistent revenue sources or that our operations will become profitable.

UNINSURED LOSS; ACTS OF GOD. We may, but are not required to, obtain comprehensive liability and other business insurance of the types customarily maintained by similar businesses. However, there are certain types of extraordinary occurrences which may be either uninsurable or not economically insurable. For example, in the event of a major earthquake, our telecommunications and computer systems could be rendered inoperable for protracted periods of time, which would adversely affect our financial condition. In the event of a major civil disturbance, our operations could be adversely affected. Should such an uninsured loss occur, we could lose significant revenues and financial opportunities in amounts which would not be partially or fully compensated by insurance proceeds.

WE DO NOT HAVE ENVIRONMENTAL LIABILITY INSURANCE. We do not have environmental liability insurance now, and we may not be able to obtain such insurance at a reasonable cost. If we decide to become insured for environmental liability, we will probably carry the minimum insurance required by regulatory permits. In addition, the extent of insurance coverage under certain forms of policies has been the subject in recent years of litigation in which insurance companies have, in some cases, successfully taken the position that certain risks are not covered by such policies. If we incur liability for environmental damages while we are uninsured, it could have a material adverse effect on the Company and its financial condition.

SOME OF OUR OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST. Several of our directors are independently employed and, by engaging in other business activities, have conflicts of interest in allocating their time and resources. For a more detailed account of those existing and potential conflicts of interest, see the information contained under the heading "Certain Relationships and Related Transactions" in this Prospectus.


ITEM 4. USE OF PROCEEDS.

We will not receive any of the proceeds from the sale of the shares of our common stock offered by the Selling Stockholders.


ITEM 5. DETERMINATION OF OFFERING PRICE.

Our common stock has traded in the over-the-counter market since 1999 and is currently trading on the OTC Bulletin Board market. We have calculated the registration fees for the common stock pursuant to Rule 457(c) of Regulation C using the average of the bid and ask prices per share of our common stock, as reported on the OTC Bulletin Board market for June 30, 2000. On June 30, 2000, the bid price was $.75 and the ask price was $.93.


ITEM 6. DILUTION.

At June 1, 2000, there were 5,305,000 outstanding shares of our only class of $0.01 par value common stock.

We are registering 1,600,000 shares of our common stock. Of these shares, 1,000,000 represent the number of shares of our common stock equal to common stock that we will issue upon exercise of all of the warrants which are currently issued and outstanding.

The following table sets forth the difference between the average offering price of the shares of our common stock being registered by this registration statement, the net tangible book value per share, and the net tangible book value per share after giving effect to the offering by the Company, assuming that all of the shares registered by the Company are distributed. Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares outstanding as of March 31, 2000.


Net tangible book value at March 31, 2000            $(0.03) per share

Net tangible book value after giving effect
  to distribution of 1,000,000 shares at $1.00       $0.13 per share

Per Share Dilution to New Investor
  (conversion shares only)                           $0.87 per share

Percent Dilution to New Investor
  (conversion shares only)                           87%


ITEM 7. SELLING SECURITY HOLDERS.

The Investors are the only holders of our warrants to purchase common stock. Upon exercise of those warrants into common stock, The Investors may offer all or some portion of those shares of our common stock for sale from time to time. The shares of our common stock which may be offered for sale by The Investors constitute all of the shares of common stock known to the Company to be beneficially owned by The Investors. The Investors are not affiliates of the Company and none of their officers or directors are also officers or directors of the Company.

On or about April 30, 2000, pursuant to the agreement by which The Investors acquired their shares of common stock and warrants to purchase common stock, we agreed to prepare and file a registration statement for the resale of the shares of common stock purchased by The Investors and the shares of common stock to be issued upon exercise of the warrants held by The Investors. We also agreed to pay all expenses, other than underwriting discounts and commissions and other fees and expenses of investment bankers and other than brokerage commissions, in connection with the registration and sale of the shares of common stock which may be offered for sale by The Investors including the shares purchased and pursuant to the exercise of the warrants.

ITEM 8. PLAN OF DISTRIBUTION.

The Selling Stockholders, may, from time to time, sell all or a portion of their common stock in the over-the-counter market, or on any other national securities exchange on which our common stock is or becomes listed or traded. The shares will not be sold in an underwritten public offering, but may be sold directly or through brokers or dealers.

The shares may be sold in a block trade in which the broker or dealer will attempt to sell the common stock as agent but may buy and resell a portion of the block as principal to facilitate the transaction. A broker or dealer may buy the shares as principal and resell them or keep them for its own account. The shares may also be sold in ordinary brokerage transactions and transactions in which the broker solicits Purchasers, or in privately negotiated transactions. Brokers and dealers engaged in the sale of shares may receive commissions or discounts from The Investors or the Purchaser of the shares.

Broker-dealers may agree to sell a specified number of shares at a stipulated price per share, and to purchase any unsold shares at the price required to fulfill the broker-dealer commitment to the Investors. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in crosses and block transactions and sales to and through other broker-dealers.

The Investors may enter into hedging transactions with broker-dealers, who may engage in short sales of our common stock. The Investor may also sell its common stock and redeliver its common stock to close out its short positions. The Investors may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of its common stock. The Investors may also lend or pledge its common stock to a broker-dealer and, upon default, sell those common shares. In addition to the foregoing, the Investors may enter into, from time to time, other types of hedging transactions.

The Investors and any broker-dealers participating in the distributions of our common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any profit on the sale of our common stock by the Investors, and any commissions or discounts given to any such broker-dealer, may be deemed to be underwriting commissions or discounts pursuant to the Securities Act of 1933.

Our common stock may also be sold pursuant to Rule 144 promulgated pursuant to the Securities Act of 1933 beginning one year after the shares of our common stock were issued, provided such date is at least 90 days after the date of this Prospectus.

We have filed the Registration Statement, of which this Prospectus forms a part, for the sale of the Investors' share of our common stock. We will pay all of the expenses incident to the registration of the Investors' common stock, other than commissions, discounts and fees of underwriters, dealers or agents. We can give no assurance that the Investors will sell any or all of their shares of our common stock.

Pursuant to the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock offered by this Prospectus may not simultaneously engage in market making activities for our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, the Investors will be required to comply with all the requirements of the Securities Exchange Act of 1934.

We have advised the Investors that, during such time as it may be engaged in a distribution of any of the shares or our common stock we are registering by this Registration Statement, it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. In general, Regulation M precludes any Selling Stockholder, any affiliated Purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. We have advised the Investors that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock so long as the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. The Investors and distribution participants will be required to consult with their own legal counsel to ensure compliance with Regulation M.


ITEM 9. LEGAL PROCEEDINGS.

During June 1999 Can / Am was in breach of contract in the amount of $4,000.00, for advertising purchased. Virgo Publishing, Inc. obtained a default judgment in the amount of $5,500.00, plus attorney fees and costs.

During 1999, S.D.D. Enterprise, Inc. obtained a judgment from Can / Am of $7,144.00 requiring payment April 1, 1999. The judgment was for breach of contract and non-payment. We paid the judgment subsequent to year-end.

During 1999, Glasforms, Inc. obtained a judgment from Can / Am in the amount of $3,000.00. The judgment was for breach of contract and non-payment.

During December 1999, FedEx Corporation filed an action, which was later settled for approximately $19,500.00. We have been notified of a re-filing in the amount of $25,000.00.

There are no other material legal proceedings to which we are currently a party or to which our property is subject.

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

DIRECTORS AND EXECUTIVE OFFICERS. Our current executive officers are as follows:

Name                   Age     Title
----                   ---     -----
Gregg Mulholland       31      Chairman of the Board, Chief Executive Officer
Jeffrey Jacobson       52      Vice President, Chief Financial Officer, Director
David Ariss            60      Director

Gregg R. Mulholland, age 31, is the Company's Chief Executive Officer and has served in that capacity since inception. From February 1995 to May 1997, Mr. Mulholland was President / CEO at Hurlys Roadhouse Inc. From March 1993 to January 1995, Mr. Mulholland was General Partner at Arpatia Inc. Mr. Mulholland attended California State University at Long Beach.

Jeffrey Jacobson, age 52, is the Company's Chief Operations Officer and has served in that capacity since February 1999. From January 1997 to February 1999, Mr. Jacobson was National Sales Manager at Giant Advertising. From June 1987 to June 1995, Mr. Jacobson was President of Micro Warehouse. Mr. Jacobson holds a Bachelor of Commerce degree from the University of Witwatersrand.

David Ariss, age 60, is on the Board of Directors and was appointed during December 1999. Mr. Ariss spent the majority of his professional career in the Industrial and Commercial Real Estate Industry. Mr. Ariss is Principal with P.I.B. Realty Advisors, a real estate consulting firm, and was recently appointed to the California World Trade Commission.

All directors hold office until the next annual stockholders' meeting or until their respective successors are elected or until their earlier death, resignation or removal. Officers are appointed by, and serve at the discretion of, our Board of Directors.

Compliance with Beneficial Ownership Reporting Rules. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than 10% of a registered class of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such reporting persons are required to furnish us with copies of all such reports that they file.

Based solely upon our review of copies of such reports furnished to the Company during the year ended December 31, 1999 and thereafter, or any written representations received by the Company from reporting persons that no other reports were required, we believe that, during the last fiscal year, all Section 16(a) filing requirements applicable to the Company's reporting persons were complied with.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth as of June 1, 2000,  information  with respect to
(1) each director of the Company, (2) the named executives and (3) all directors and executive officers of the Company as a group. Other than as described below, no other person is known to the Company to be the beneficial owner of more than 5% of our common stock. Unless otherwise indicated, the address of each named beneficial owner is that of the Company's principal offices located at 947 Newhall Street, Costa Mesa, California 92627.


Name and address of             Number of shares          Percentage of shares
beneficial owner              beneficially owned          beneficially owned(1)
-------------------           ------------------          ---------------------

Gregg Mulholland                   3,000,000                     57.0%

Jeffrey Jacobson                     --                           0.0%

David Ariss                          --                           0.0%

All officers and directors         3,000,000                       --
 as a group (3 persons)

--------
(1) Based on 5,305,000 shares outstanding.


ITEM 12. DESCRIPTION OF SECURITIES.

We are authorized to issue 20,000,000 shares of common stock, $0.01 par value, each share of common stock having equal rights and preferences, including voting privileges. There were 5,305,000 shares of common stock outstanding at June 1, 2000.

The shares of our common stock constitute equity interests in the Company entitling each shareholder to a pro rata share of cash distributions made to common stock shareholders, including dividend payments. We had significant losses in our last fiscal year. Therefore, it is unlikely that we will pay dividends on our common stock in the next year. We currently intend to retain our future earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

The holders of our common stock are entitled to one vote for each share of record. There is no cumulative voting with respect to the election of directors of the Company or any other matter, with the result that the holders of more than 50% of the shares voted for the election of those directors can elect all of the Directors. In the event of liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, having preference in relation to our common stock. Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. All of the outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.


ITEM 13. INTEREST OF NAMED EXPERTS AND COUNSEL.

No "expert," as that term is defined pursuant to Regulation Section 228.509(a) of Regulation S-B, or our "counsel," as that term is defined pursuant to Regulation Section 228509(b) of Regulation S-B, was hired on a contingent basis, or will receive a direct or indirect interest in the Company, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company, at any time prior to the filing of this Registration Statement.


ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT VIOLATIONS.

IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, INDEMNIFICATION FOR LIABILITIES ARISING PURSUANT TO THE SECURITIES ACT OF 1933 IS CONTRARY TO PUBLIC POLICY AND, THEREFORE, UNENFORCEABLE.


ITEM 15. ORGANIZATION WITHIN LAST FIVE YEARS.

Not applicable.


ITEM 16. DESCRIPTION OF BUSINESS.

The Company was originally formed as GlobaLock Corporation ("Globalock") under the laws of Delaware on August 5, 1998, for the purpose of engaging in a merger or other business combination with an operating company. Globalock had no predecessors and never engaged in any business activity, other than organizational matters.

Globalock was a development stage company and had no operating history. No representation was made nor was any intended that Globalock's activities would be profitable and that Globalock would be able to effect a business combination. Globalock remained inactive until our reverse merger with Can / Am Marketing Group, LLC (see Item 17 Management's Discussion and Analysis Reverse Merger Treatment).

As a result of the reverse merger the business assets of Can / Am Marketing Group, LLC (Can / Am) were acquired and its operations were organized under the laws of the state of California in 1997. Pursuant to the merger agreement, the Globalock directors and officers resigned and the management of Can / Am filled the vacancies and the former membership interest holders of Can / Am obtained 77.9% of the total voting power at the time. Our short operating history and operating losses raise substantial doubt about our ability to continue as a going concern. This fact is reported by our auditors, Siegel - Smith.

Can / Am since 1998 has operated under the "American Inflatables" trade name. Can / Am was formed to manufacture and market an alternative advertising medium: inflatable blimps and other custom inflatable products. Can / Am has developed a strong reputation for high quality inflatable products used for advertising and marketing applications while enhancing its product design through innovation in raw materials and manufacturing techniques.

We, through Can / Am, currently maintain one of the largest and most comprehensive inventories of custom inflatable patterns. Whether floating, tethered, flying, this innovative advertising medium creates strong brand awareness and low cost advertising.


OPERATIONS AND PRODUCTS. The Company both designs and manufactures hot air and cold air inflatables. Hot air inflatables are usually filled with helium, a non-flammable gas, which floats effortlessly through the air. Cold air inflatables are usually powered by an electrical fan, which the Company currently manufactures, providing a constant flow of air. Both styles of inflatables can either be rooftop based or ground based.

The Company's inflatable products are primarily manufactured at the Company's Costa Mesa Facilities. The Company uses lightweight and durable fabrics primarily composed of coated nylon webbing and stainless steel rivets. The Company believes that this makes each inflatable product easy to handle, portable, and easily installed / dismantled without special equipment. The Company believes that it is a competitive manufacturer and supplier of alternative promotional balloon solutions that are highly cost effective and easy to use. the Company's products range from custom inflatable designs and huge product replicas to standard, low cost, designs such as: cold air and helium filled advertising balloons, airships, `hot air balloon' rooftop displays, airborne helium balls and large flying signs.

The Company seeks to maintain its commitment or producing radically effective promotional specialties of the highest caliber in quality, durability and craftsmanship. This continues the Company's tradition of providing quality inflatable display media with unique capabilities, attention to detail, and variety.

The Company's products are designed with businesses in mind. The Company's advertising inflatables have the ability to expand profits by attracting customers. The unique nature of this alternative advertising medium can lure passerby with its strong visual appeal to generate an increase in business turnover. Among the variety of promotional activities, they can be used in retail as a sophisticated point-of-purchase display aid. The manners in which these sales enhancement tools are applied are as flexible as your marketing prowess.

The Company's strategy is to offer the most cost-effective solutions and options in the industry. Easy and quick set-up along with quick deflation and packing are second nature to this medium. From huge oversized product replica models and corporate logo and standard designs such as custom detailed spheres and globes floating above a stand. This ensures that the customer promotes its stand and product effectively, and believes that they have received the best value for their advertising dollar.

The Company believes that the most unusual form of advertising display is also the most portable. Displays can be inflated and deflated within minutes. Unlike billboards, these publicity-generating tools are reusable both indoors and outdoors. The choice of helium inflatables offers an aerial advantage with greater visibility from a great distance. This medium provides the power of billboard advertising without the expense along with the benefits of portability and reusability.

While the Company's product designs vary and reflect customer preferences, most inflatable products incorporate specially coated nylon webbing and stainless steel rivets as raw material components. These raw materials are purchased from specific suppliers under purchasing agreements the Company has with each supplier. The Company believes that it is not dependent upon its suppliers since the raw materials it requires can be obtained from many sources.

The Company's management believes that through its efforts it will be successful in the introduction of the Company's design and manufacturing capabilities to the industry. As of December 31, 1999, the Company had approximately 15,000 customers. The Company's sales records show that the average customer order is $2,500.00. As a group, the Company's customers are concentrated as follows: 50% of sales have been made to customers in the auto industry, 20% of sales have been made to customers in the housing industry, and 30% of these have been made to customers in the various miscellaneous retail industries.

SALES AND MARKETING. The Company secures orders through its own in-house marketing and sales staff. Currently, the Company has nine people devoted to full-time marketing and sales of the Company's products. Each account representative ("Account Representative") receives 80 hours of training from management. Account Representatives are compensated with basic salary and commission.

Each Account Representative is required to meet a minimum sales quota of $25,00.00 each month (the "Quota Amount"). After an Account Representative meets or exceeds the Quota Amount, he is eligible to receive a 10% commission on each additional sales order. The Company anticipates that it will need to increase the number of its Account Representatives by a minimum of five (5) in the next twelve (12) months. After the Company receives an order for the sale of the Company's products, the Company's design staff works with the Account
Representative that generated the order to develop the most effective design. The mock up design is then submitted to the customer for approval. After the customer approves the design, the Company's manufacturing staff commences work on the product. For most orders, the Company has found that from product design to product completion, the Company's manufacturing process requires seven (7) to ten (10) days. After completion, each product is then shipped to the customer via FedEx. Each inflatable product is packaged and delivered to the customer with instructions to assist the customer in erecting the product for maximum marketing impact. Customers are responsible for all installations.

The Company will pursue a strategy of attracting proven management talent from within the industry and outside to expand its sales and marketing efforts. The Company will further use its management in developing a strategy of rapid but sustainable growth. This strategy the Company believes can be achieved by implementing an aggressive acquisition strategy centered on local and regional competitors, which can enhance the Company's overall business objective.


ITEM 17. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

This  Prospectus  specifies  forward-looking  statements  that involve risks and
--------------------------------------------------------------------------------
uncertainties.   Our   actual   results   may  differ   materially   from  these
--------------------------------------------------------------------------------
forward-looking statements.
---------------------------

"Forward  looking  statements"  can be identified by the use of  forward-looking
--------------------------------------------------------------------------------
terminology such as "believes", "could", "possibly", "anticipates", "estimates",
--------------------------------------------------------------------------------
"projects",  "expects",  "may", "will", or "should". Such statements are subject
--------------------------------------------------------------------------------
to certain risks, uncertainties and assumptions. No assurances can be given that
--------------------------------------------------------------------------------
the future results  anticipated by forward looking  statements will be achieved.
--------------------------------------------------------------------------------
You should not place undue reliance on these forward-looking  statements,  which
--------------------------------------------------------------------------------
apply only as of the date of this Prospectus.
---------------------------------------------

Prior to December 28, 1999, we were a non-operating business. Pursuant to a Plan of Reorganization Agreement, we merged with Can / Am Marketing Group, LLC. The Financial Statements included with this Prospectus are the combined Financial Statements as of and for the year ended December 31, 1999 of the Company and Can / Am Marketing Group, LLC.

The operations discussion that follows is the result of the Company which consists of Globalock and Can / Am on a pro forma basis.


RESULTS OF OPERATIONS. Net sales were $1,034,100.00 in fiscal 1999, an increase of $583,700.00 or 129.5% compared to net sales of $450,400.00 for fiscal 1998. The increase in sales is due to our substantial increase in our customer base. Sales continue to grow at an increasing rate not just from repeat customers but from new customers. We have increased out presence and exposure in the advertising markets.

Gross margin in fiscal 1999 was 60.8%, compared to 21.7% for fiscal 1998. The $629,100.00 gross profit for fiscal 1999 compares to $97,600.00 for fiscal 1998. The increase in net sales and production efficiencies are the primary cause for the increase in gross margin as a percentage of sales. We, through our use of higher quality materials for production, which decreased replacement and provided a stronger product for sale. During fiscal 1999, we increased our production and manufacturing staff but at a lower rate than sales increase, enabling us to utilize our production staff to increase gross margin.

Our selling expense totaled $356,600.00 for fiscal 1999 compared to $137,400.00 for fiscal 1998, an increase of $219,200.00 or 159.6%. During fiscal 1999, we substantially increased our trade show presence 700% fold from fiscal 1998. We believe that the additional trade show costs associated with this presence will be realized in creased sales over the next year as evidence by our first quarter of fiscal 2000.

Our total general and administrative expenses increased by $486,900.00 or 332.5%, in fiscal 1999 due to increased costs related to our activities in preparation for going public and legal fees as well as an increase in personnel. We added two (2) experienced senior management to our staff, and several other positions. Total general and administrative expenses as a percentage of sales were 61.6% for fiscal 1999, up from 35.1% for fiscal 1998. General and administrative as a percentage of revenues increase, related to our expansion efforts and its preparation for going public.

Interest expense was $39,400.00 in fiscal 1999 and $0.00 in fiscal 1998. The increase in interest expense during fiscal 1999 compared to fiscal 1998 is due to the interest expense associated with the convertible notes and other short term financing.

REVERSE MERGER TREATMENT. On December 27, 1999, the merger with Can / Am was completed. Can / Am was formed during 1997 as a limited liability company. As a result of the merger, we acquired the business operations, services and assets of Can / Am which are a significant part of our ongoing business and product that we sell. In conformance with generally accepted accounting principles, the merger has been accounted for as a "reverse merger" and the accounting survivor is Can / Am.

The reverse merger was completed pursuant to the statutory requirements of California and Delaware through the exchange of 3,518,000 shares of American Inflatables, Inc. common stock for 100% of outstanding membership interests of Can / Am Marketing Group, LLC. The merger was treated as a reverse merger for accounting purposes, therefore the Financial Statements of the Company are the Financial Statements of Globalock and Can / Am.


LIQUIDITY AND CAPITAL RESOURCES. Our capital requirements have been nominal, and, to date, our cash requirements have exceeded our cash flow from operations. We historically have satisfied cash requirements through borrowing and the private sale of equity. As of December 31, 1999, we had limited cash and / or cash equivalents.

Our success will be dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis, to obtain financing or refinancing as may be required, and ultimately to attain profitability. We believe that we may not have sufficient cash resources to fund our operations through fiscal 2000. As of December 31, 1999, we had begun our efforts of obtaining financing. We are currently conducting a private placement. Even with our current private placement plans we may not be able to obtain sufficient financing to satisfy our cash requirements. We may be required to obtain financing on terms that are not favorable to us and our shareholders. If we are unable to obtain additional financing when needed, we may be required to delay or scale back, which could have a material adverse effect on our business, financial condition and results of operations.

Once this private placement is completed, we anticipate that we will need to raise additional capital on a private placement basis through the sale of our common stock, preferred stock, debt securities, or some combination thereof. We believe that if we are able to raise additional financing, this will meet our external financing requirements for a period of about twelve (12) to twenty-four
(24) months, after which we may need additional financing on such terms as may then be available. The amount of additional financing that we will need has not been determined. While we are currently exploring opportunities we may have to raise the additional capital, we have not received any commitment from any investor, underwriter, or broker-dealer to provide any such funds. There can be no assurance that we will be successful in raising additional funds, or, if it is successful, that any such funds can be raised on terms that are reasonable in view of our current circumstances.

Three Months Ended March 31, 2000
Compared to Three Months Ended March 31, 1999
---------------------------------------------

RESULTS OF OPERATIONS. Net sales were $441,100.00 for the three (3) months ended March 31, 2000, an increase of $224,100.00 or 103.3% compared to net sales of $217,000.00 for the three (3) months ended March 31, 1999. The increase in sales is due to our increasing customer base. Sales continue to grow at an increasing rate not just from repeat customers but from new customers. We continue to increase our presence and exposure in the advertising markets through increased attendance at trade shows and other advertising mediums that provide greater exposure.

Gross margin for the three (3) months ended March 31, 2000 was 54.9%, compared to 53.7% for the three (3) months ended March 31, 1999. We realized $242,500.00 in gross profit for the three (3) months ended March 31, 2000 compared to $116,600.00 for the three (3) months ended March 31, 1999. The increase in net sales and production efficiencies contributed to the increase in gross margin as a percentage of sales. Our use of higher quality materials for production, which decreased replacements and warranty coverage and provides a stronger product for sale to the customer. During fiscal 1999 and the first quarter of 2000 we increased production and manufacturing staff, in order to increase sales, enabling us to fully utilize our production staff to increase gross margins. This is evident by our continuing ability to increase its sales and maintain a production facility that keeps up with this growth.

Selling expense (which consists of sales expense, marketing costs and trade show expense) totaled $85,100.00 for the three (3) months ended March 31, 2000 compared to $29,500.00 for the three (3) months ended March 31, 1999, an increase of $55,600.00 or 188.5%. During fiscal 1999, we substantially increased our trade show presence 700% fold from fiscal 1998. We believe that the additional trade show costs associated with this present will be realized in increased sales over the next year as evidenced by our first quarter sales for fiscal 2000.

Total general and administrative expenses (less selling expense mentioned above) increased costs related to our activities in preparation for going public and legal fees as well as an increase in personnel. We continue to add management to our staff.


ITEM 18. DESCRIPTION OF PROPERTY.

The Company has twenty-two (22) employees of whom eight (8) employees are employed in administrative, sales, marketing and an additional fourteen (14) employees who work in manufacturing and production. The Company believes it has an excellent relationship with its employees. None of its employees are represented by a collective bargaining agreement.

The Company leases 10,000 square feet of office and manufacturing facilities at 947 Newhall Street, Costa Mesa, California 92627 under the terms of a one-year lease (the "Lease") with ten (10) one-year renewal options. Under the terms of the Lease the Company pays $6,800.00 in monthly rent and common area operating expenses. The Company's Chief Executive Officer, Gregg R. Mulholland, has personally guaranteed the Company's obligations under the Lease.


ITEM 19. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

There are no material relationships or related transactions between the Company and its officers or directors.


ITEM 20. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

On December 28, 1999 the Company's common stock began trading on the OTC Bulletin Board Market under the symbol "BLMP". Prior to December 28, 1999, there was no public market for the Company's common stock. The following sets forth the quarterly high and low bid prices during the fourth quarter 1999 as reported on OTC Bulletin Board. These prices are based on quotations between dealers, which do not reflect retail mark-up, markdown or commissions and may not reflect actual transactions.


                                                 Price
                                          ---------------------
              Quarter Ended               High              Low
              -------------               -----            -----
              December 31, 1999           $4.00            $4.00
              March 31, 2000              $5.25            $2.75
              June 30, 2000               $3.25            $0.75


On June 30, 2000, the closing bid price of the Company's common stock (which currently trades under the symbol BLMP) on the OTC Bulletin Board Market was $0.75 per share. The Company has approximately 200 holders of record of its common stock and estimates that it has approximately 300 beneficial holders.

SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS. No matters were submitted to a vote of security holders during the last quarter of the fiscal year ended December 31, 1999.

ITEM 21. EXECUTIVE COMPENSATION.

The following summary compensation table sets forth the aggregate compensation paid or accrued by the named executive officers and our executive officers whose annual compensation exceeded $100,000 for fiscal 1999 and who are no longer serving in such capacity at December 31, 1999, for services rendered during the fiscal years ended December 31, 1999 and 1998.

                                                SUMMARY COMPENSATION TABLE

                                     Annual Compensation                           Long-Term Compensation
                            ---------------------------------------------    -------------------------------------------
                                                                                                               All
                                                                              Restricted     Securities        other
Name and                                        Bonus        Other Annual        Stock       Underlying     compensation
Principal Position          Year    Salary ($)  ($) (1)   Compensation ($)    Awards ($)     Options (#)       ($)
------------------          ----    ----------  -------   ----------------    ----------     -----------    ------------

Gregg Mulholland            1999    $80,000      ---         ---                 ---            ---            ---
Chairman & President,       1998    $45,050      ---         ---                 ---            ---            ---
Chief Executive Officer

Jeffrey Jacobson            1999    $60,050      ---         ---                 ---            ---            ---
Vice President, Chief
Financial Officer, Director


                      OPTION GRANTS IN THE LAST FISCAL YEAR

The following table sets forth certain information regarding stock options granted to the named executive officers during the fiscal year ended December 31, 1999. No stock appreciation rights were granted to these individuals during such year.

                                Individual Grants

                      Number of     Percent of
                      Securities    Total Options
                      Underlying    granted to
                      Options       Employees in      Exercise or    Expiration
Name                  Granted       Fiscal Year       Base price     Date
----------------      ----------    -------------     -----------    -----------

Gregg Mulholland         --            --                $0.000         --
Jeffrey Jacobson         --            --                $0.000         --
David Ariss              --            --                $0.000         --


DIRECTORS' COMPENSATION. Our directors do not receive cash compensation for attending Board of Directors meetings.

ITEM 22. FINANCIAL STATEMENTS.

         Can / Am Marketing Group, LLC as of December 27, 1999

         American Inflatables, Inc. as of December 31, 1999

         American Inflatables, Inc. as of March 31, 2000 (unaudited)

                          INDEPENDENT AUDITORS' REPORT



Members
Can-Am Marketing Group   LLC
dba American Inflatables
947 Newhall Street
Costa Mesa, CA 92627

We have audited the accompanying balance sheet of Can-Am Marketing Group LLC as of December 27, 1999, and the related statements of operations, changes in members equity, and cash flows for the pre merger period, January 1, 1999 through December 27, 1999 and the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Can-Am Marketing Group LLC as of December 31, 1999, and the results of its operations and its cash flows for the pre merger period, January 1, 1999 through December 27, 1999, and the year ended December 31, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note I to the financial statements, the Company has suffered recurring losses from operations and a net working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note I. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The proforma financial statements are presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has not been subjected to the auditing procedures applied in the audit of the basic financial statements, and accordingly we express no opinion on it.



Siegel - Smith
April 10, 2000

                           CAN/AM MARKETING GROUP, LLC
                                  BALANCE SHEET
                          PRE MERGER DECEMBER 27, 1999


ASSETS
Current assets:
     Cash.........................................................  $      900
     Inventory....................................................      59,600
     Prepaid expenses and other current assets....................      53,300
                                                                    ----------
          Total current assets....................................     113,800
Fixed assets
     Display and promotional blimps, net..........................      22,300
     Computers, furniture and office equipment, net...............      34,000
     Leasehold improvements, net..................................      51,600
                                                                     ---------
          Total fixed assets......................................     107,900

Other assets:
     Deposits.....................................................       7,000
                                                                    ----------
           Total assets...........................................  $  228,700
                                                                    ==========

LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
Current liabilities:
     Notes payable................................................  $  323,000
     Notes payable investors......................................     259,000
     Accounts payable.............................................     113,300
     Accrued payroll liabilities..................................     289,500
     Accrued liabilities..........................................      48,700
                                                                    ----------
           Total current liabilities..............................   1,033,500

Member's equity (deficit).........................................    (804,800)
           Total liabilities and members' equity (deficit)........  $  228,700
                                                                    ==========

                 See accompanying notes to financial statements

                           CAN/AM MARKETING GROUP, LLC
            STATEMENTS OF OPERATIONS AND CHANGES IN MEMBERS' DEFICIT
                FOR THE PRE MERGER PERIOD ENDED DECEMBER 27, 1999
                        AND YEAR ENDED DECEMBER 31, 1998

                                                         1999           1998
                                                      ----------     ----------
Revenues.........................................     $1,034,100     $  450,400
     Cost of goods sold..........................        405,000        352,800
                                                      ----------     ----------

Gross profit.....................................        629,100         97,600
                                                      ----------     ----------

Selling and tradeshow expenses
     Sales commission............................         62,000         60,300
     Trade show expense..........................        138,000         29,300
     Trade show travel and entertainment.........         71,500            800
     Other selling and marketing expenses........         85,100         47,000
                                                      ----------     ----------

         Total...................................        356,600        137,400
                                                      ----------     ----------

     Office expense..............................         80,300         50,500
     Other administrative expenses...............         72,300         21,500
     Salaries and payroll expenses...............        361,700         65,500
                                                      ----------     ----------

         Total...................................        637,400        150,500
                                                      ----------     ----------

              Net loss from operations...........       (364,900)      (190,300)

Other Expenses
     Interest expense............................         39,400          7,100
     Other losses................................          4,300         11,800
                                                       ----------     ----------

         Total...................................         43,700         18,900
                                                      ----------     ----------

              Net loss...........................     $ (408,600)    $ (209,200)

     Beginning members' deficit..................       (333,500)       (61,800)
     Member draws................................      (  62,700)       (62,500)
                                                      ----------     ----------

         Members' deficit........................     $ (804,800)    $ (333,500)
                                                      ==========     ==========

                 See accompanying notes to financial statements

                           CAN/AM MARKETING GROUP, LLC
                            STATEMENTS OF CASH FLOWS
                FOR THE PRE MERGER PERIOD ENDED DECEMBER 27, 1999
                        AND YEAR ENDED DECEMBER 31, 1998

                                                                Period Ended    Year Ended
                                                                December 27,    December 31,
                                                                     1999         1998
                                                                 ----------     ----------
Cash Flows from operating activities
     Net loss................................................    $ (408,600)    $ (209,200)
         Adjustments to reconcile net income to net cash
         Provided by operating activities:
         Depreciation........................................        14,100          4,200
              Amortization...................................         6,200          3,800
              Changes in:
              Inventory......................................       (55,200)        (4,400)
              Prepaid expenses...............................       (46,000)        (7,300)
              Accounts payable...............................       107,200          9,200
              Accrued payroll liabilities....................       232,000         21,200
              Accrued liabilities............................        11,900          2,500
              Deposits.......................................          (400)        (5,000)
                                                                 ----------     ----------

Net cash used in operating activities........................      (138,800)      (185,000)

Cash flows from investing activities
              Promotional blimps constructed.................       (24,400)        (3,000)
              Purchase of office equipment & computers.......       (10,000)       (17,100)
              Purchase of manufacturing equipment............       (11,400)       (10,400)
              Leasehold improvements.........................          (800)       (60,700)
                                                                 ----------     ----------

Net cash used by investing activities........................       (46,600)       (91,200)

Cash flows from financing activities
              Notes payable..................................       275,000        340,300
              Member draws...................................       (62,700)       (62,500)
              Debt reduction.................................       (33,300)             0
                                                                 ----------     ----------
Net cash provided by financing activities....................       179,000        277,800

              Net increase in cash (decrease)................        (6,400)         1,600

         Cash, beginning of the year.........................         7,300          5,700
                                                                 ----------     ----------
         Cash, December 27 and December 31...................    $      900     $    7,300
                                                                 ----------     ----------

Supplemental Information:
Interest Paid................................................    $        0     $        0
Taxes Paid...................................................    $        0     $        0

                 See accompanying notes to financial statements

                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
American Inflatables
947 Newhall Street
Costa Mesa, CA 92627


We have audited the accompanying balance sheet of American Inflatables, Inc. as of December 31, 1999, and the related statements of operations, stockholders' equity, and cash flows for the post merger period December 27, 1999 through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Inflatables, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the post merger period, December 27, 1999 through December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note I to the financial statements, the Company has suffered recurring losses from operations and a net working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note I. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The proforma financial statements are presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has not been subjected to the auditing procedures applied in the audit of the basic financial statements, and accordingly we express no opinion on it.



Siegel - Smith
Del Mar, California

April 10, 2000

                           AMERICAN INFLATABLES, INC.
                                  BALANCE SHEET


                                DECEMBER 31, 1999

                                     ASSETS
Current assets:
     Cash.....................................................    $         900
     Inventory................................................           59,600
     Prepaid expenses and other current assets................           53,300
          Total current assets................................          113,800
                                                                  --------------
Fixed assets
     Display and promotional blimps, net......................           22,300
     Computers, furniture and office equipment, net...........           34,000
     Leasehold improvements, net..............................           51,600
                                                                  --------------
          Total fixed assets..................................          107,900
Other assets:
     Deposits.................................................            7,000
     Goodwill, net............................................          818,400
                                                                  --------------
           Total other assets.................................    $     825,400

           Total assets.......................................    $   1,047,100
                                                                  =============


                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Notes payable............................................    $     323,000
     Accounts payable.........................................          113,300
     Accrued payroll liabilities..............................          289,500
     Accrued liabilities......................................           48,700
                                                                  -------------
           Total current liabilities..........................    $     774,500

Long term liabilities

Stockholders equity ..........................................           45,400
     Common stock.............................................          254,600
     Accumulated deficit......................................          (27,400)
                                                                  -------------

           Total stockholders' equity.........................          272,600
                                                                  -------------

               Total liabilities and stockholders' equity....     $   1,047,100
                                                                  =============

                 See accompanying notes to financial statements

                           AMERICAN INFLATABLES, INC.
                            STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999


                                                     Post merger
                                                     December 27-     Year Ended
                                                     December 31,       1999
                                                         1999         Unaudited
                                                     -----------     ----------

Revenue......................................        $         0     $        0
     Cost of goods sold......................                  0              0
                                                     -----------     ----------

Gross profit.................................                  0              0

Administrative expenses
     Depreciation and amortization...........                  0              0
     Legal and accounting....................                  0         14,300
     Office expense..........................                  0              0
     Other administrative expenses...........                  0          2,900
Salaries and payroll expenses................                  0              0
                                                     -----------     ----------

         Total...............................                  0        (17,200)
                                                     -----------     ----------

              Net loss from operations.......                  0        (17,200)

Income tax (benefit)
     Income tax expense (benefit)............                  0         (2,600)
     Valuation allowance (benefit)...........                  0          2,600
                                                     -----------     ----------

         Total...............................                  0              0
                                                     -----------     ----------

              Net loss                               $         0    $   (17,200)
                                                     ===========    ===========

     Loss per share..........................                             (0.01)

     Weighted average shares.................                         1,251,648

                 See accompanying notes to financial statements

                           AMERICAN INFLATABLES, INC.
                            STATEMENTS OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1999

                                                               Post Merger        Year
                                                               December 27-       Ended
                                                               December 31,       1999
                                                                   1999          Unaudited
                                                               ------------     ----------
Cash Flows from Operating Activities
     Net loss.............................................      $         0     $  (17,200)
                                                                -----------     ----------

Net cash used in Operating Activities.....................                         (17,200)

Cash flows From Financing activities
              Sale of common stock........................              900         13,800
              Assumption of debt..........................                0          4,300
                                                               ------------     ----------

Net cash provided by financing activities.................                          18,100

              Net Increase in cash .......................              900            900

         Cash, beginning of the year......................                0              0
                                                               ------------     ----------

         Cash, December 27 and December 31................      $       900     $      900
                                                                ===========     ==========


Supplemental Non Cash Investing and Financing Activities:
   The Company acquired all the assets and liabilities of Can/Am Marketing Group, LLC, for 2,910,000 shares of the Company's Common Stock

Supplemental Information
Interest Paid.............................................      $         0     $        0
Taxes Paid................................................      $         0     $        0


                 See accompanying notes to financial statements


                           AMERICAN INFLATABLES, INC.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
     FOR THE POST MERGER PERIOD DECEMBER 27, 1999 THROUGH DECEMBER 31, 1999




                                                 Common Stock
                                            ---------------------       Additional Paid     Accumulated
     Date                Description         Shares       Dollars        in Capital          Deficit        Total
     ----                -----------         ------       -------       ---------------     -----------    --------
--                       Beginning           1,019,921    $10,200          $    800          $ (10,200)    $    800
                         Balance


December 27, 1999        Shares issued       3,000,000     30,000                                            30,000
                         to LLC Member

December 27, 1999        Convertible debt      518,000      5,200           253,800                         259,000

December 31, 1998        Net loss                                                              (17,200)     (17,200)

Balance December 31, 1999                    4,537,921    $45,400          $254,600          $ (27,400)    $272,600
                                             ---------    -------       -----------         ----------    --------



                    See notes to financial statements

                     CAN/AM LLC / AMERICAN INFLATABLES, INC.
                             PROFORMA BALANCE SHEET
                                DECEMBER 31, 1999

                                     ASSETS

                                                                                                          Proforma
                                                                                              Adjust-      Balance
                                                                   Can/Am       GlobaLock     ments        Sheet
                                                                -----------     ----------   ---------   ----------
Current assets:
     Cash    ..............................................     $       900     $            $           $      900
     Inventory.............................................          59,600                                  59,600
     Prepaid expenses and other current assets.............          53,300                                  51,300
                                                                -----------     ----------   ---------   ----------

         Total current assets..............................         113,800                                 113,800

Fixed Assets
     Display and promotional blimps, net...................          22,300                                  22,300
     Computers, furniture and office equipment net.........          34,000                                  34,000
     Leasehold improvements, net...........................          51,600                                  51,600
                                                                -----------     ----------   ---------   ----------
         Total fixed assets................................         107,900                                 107,900

Other Assets:
     Deposits..............................................           7,000                                   7,000
     Goodwill, net.........................................               0              0     818,400      818,400
                                                                -----------     ----------   ---------   ----------
         Total other assets................................           7,000              0     818,400      825,400
                                                                -----------     ----------   ---------   ----------
     Total Assets..........................................     $   228,700     $        0   $ 818,400   $1,047,100
                                                                ===========     ==========   =========   ==========


                    See accompanying notes to financial statements.

                     CAN/AM LLC / AMERICAN INFLATABLES, INC.
                             PROFORMA BALANCE SHEET (continued)
                                DECEMBER 31, 1999

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                                                                          Proforma
                                                                                              Adjust-      Balance
                                                                   Can/Am       GlobaLock     ments        Sheet
                                                                -----------     ----------   ---------   ----------
Current liabilities:
     Notes payable.........................................     $   323,000     $   11,900   $ (11,900)  $  323,000
     Notes payable investors...............................         259,000                   (259,000)
     Accounts payable......................................         113,300          4,500      (4,500)     113,300
     Accrued payroll liabilities...........................         289,500                                 289,500
     Accrued liabilities...................................          48,700                                  48,700
                                                                -----------     ----------   ---------   ----------
        Total current liabilities..........................       1,033,500         16,400    (275,400)     774,500
Long Term Liabilities

Members' deficit...........................................        (804,800)                  (804,800)           0

Stockholders' equity (deficit)
     Common stock..........................................              0          10,200      35,200       45,400
     Additional paid in capital............................              0             800     253,800      254,600
     Accumulated deficit...................................              0         (27,400)                 (27,400)
        Total stockholders' equity (deficit)...............              0         (16,400)    289,000      272,600
                                                                -----------     ----------   ---------   ----------

Total liabilities and Stockholders' (deficit) equity.......     $   228,700     $        0   $ 818,400   $1,047,100
                                                                ===========     ==========   =========   ==========


                         See accompanying notes to financial statements.

                    CAN/AM, LLC / AMERICAN INFLATABLES, INC.
                        PROFORMA STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                                             Adjust-
                                                                   Can/Am       GlobaLock     ments      Proforma
                                                                -----------     ----------   ---------   ----------
Sales......................................................     $ 1,034,100     $        0   $           $1,034,100
Cost of goods sold.........................................         405,000                                 405,000
                                                                -----------     ----------   ---------   ----------
Gross profit...............................................         629,100                                 629,100

Selling and tradeshow expenses
     Sales commissions.....................................          62,000                                  62,000
     Trade show expense....................................         138,000                                 138,000
     Trade show travel and entertainment...................          71,500                                  71,500
     Other selling and marketing expenses..................          85,100                                  85,000
                                                                -----------     ----------   ---------   ----------
          Total............................................         356,600                                 356,600

Administrative expenses
     Depreciation and amortization.........................          20,300                                  20,300
     Legal and accounting..................................         102,800         14,300                  117,100
     Office expense........................................          80,300                                  80,300
     Other administrative expenses.........................          72,300          2,900                   75,200
     Salaries and payroll expenses.........................         361,700                                 361,700
                                                                -----------     ----------   ---------   ----------
          Total............................................         637,400        (17,200)                 654,600
                                                                -----------     ----------   ---------   ----------
           Net Loss from operations........................        (364,900)                               (382,100)
                                                                -----------     ----------   ---------   ----------

Other expenses
     Interest expense......................................          39,400                                  39,400
     Other losses..........................................           4,300                                   4,300
                                                                -----------     ----------   ---------   ----------
          Total  ..........................................          43,700                                43,700
Income tax (benefit)
     Income tax expense (benefit)..........................               0         (2,600)    (61,300)     (61,300)
     Valuation allowance...................................               0          2,600      61,300       61,300
                                                                -----------     ----------   ---------   ----------
          Total  ..........................................                              0           0            0
                  Net loss.................................     $  (408,600)    $  (17,200)  $       0    $(425,800)
                                                                -----------     ----------   ---------   ----------


                              See accompanying notes to financial statements

                          NOTES TO FINANCIAL STATEMENTS


Note A.   ORGANIZATION AND BASIS OF PRESENTATION

American Inflatables, Inc., (the "Company") (a Delaware Corporation) provides, manufactures and markets alternative advertising products such as, inflatable blimps and other custom inflatable products.

Effective December 27, 1999 (the Acquisition Date) the company acquired the alternative advertising medium business from Cam/Am Marketing Group, LLC in an exchange of common stock of the Company for assets of Can/Am Marketing Group, LLC. The closing for this transaction occurred on December 27, 1999. The acquisition was accounted for under the purchase method of accounting. Accordingly, the acquired assets and liabilities were recorded at fair market value, deemed to be the net book value carried by Can/Am. The difference between fair market value and purchase price was charged to goodwill.



Note B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS: Cash and cash equivalents include all cash balances and highly liquid investments having original maturities of three months or less.

INVENTORY: Finished goods and raw materials are valued at the lower of cost (first in first out) or market. Work-in-process, consisting of labor, materials, and overhead on partially completed projects, are recorded at cost but not in excess of net realizable value.

PROPERTY, PLANT, AND EQUIPMENT: Property, plant, and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which generally range from three years for computer software to seven years for equipment. Leasehold improvements and Goodwill are amortized on a straight-line method over ten years.

REVENUE AND EXPENSE RECOGNITION: Revenue from product sales is generated primarily from the manufacturing and selling of advertising products, which consist of inflatable blimps and other custom inflatables. The period of time from initial order to final shipment of the product typically ranges from seen to ten days. Revenue is recognized when the product is shipped by the Company to the client.
Expenses are recorded when incurred.

ADVERTISING: The Company follows the policy of charging the costs of advertising to expense as incurred. The Company's significant advertising expenses are trade show costs. The Company depreciates the trade show blimps over 60 months.

INCOME TAXES: The newly merged Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Can/Am Marketing Group, LLC was treated as a partnership for federal and state income tax purposes, prior to the acquisition date income or losses from Can/Am passes to the members.

ESTIMATES: The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Actual results could differ from those estimates.

Note C.  INVENTORY

Inventories   as  of  December   27,  1999  and   December   31,  199  by  major
classification, were as follows:

                                                  1999
                                                  ----
          Finished Goods                         $25,700
          Work-in-Process                          5,400
          Raw Materials                           28,500
                                                 -------
                                                 $59,600

Inventory is valued using the first in first out (FIFO) method.


Note D.  PREPAID EXPENSES

The Company markets its products by attending trade shows. To secure strategic locations and favorable rates a deposit is required to be placed in excess of nine months prior to the show. Accordingly the Company has $49,503 in deposits as of December 27, 1999 and December 31, 1999. These amounts are expensed in the period of the trade show.


Note E.  PROPERTY, PLANT, AND EQUIPMENT

Property, plant and equipment as of December 27, 1999 and December 31, 1999 consisted of the following:
                                                                  1999
                                                                 -------
           Machinery and equipment...............................$20,200
           Leasehold improvements.................................61,500
           Computer and software..................................17,300
           Furniture and fixtures..................................8,500
           Trade show blimps......................................28,700
                                                                 -------
                                                                 136,200
           Less accumulated depreciation                          28,300
                                                                 -------
                                                                $107,900
                                                                ========

Depreciation and amortization expense for the period ended December 27, 1999 and year end 1999 was $20,290.


Note F.  NOTES PAYABLE

        Notes payable as of December 27, 1999 and December 31, 1999 consisted of

               Short Term Note                                  $ 23,000
               Convertible Notes                                 300,000
               Membership Subscriptions                          259,000
                                                                --------
                                                                $582,000

The convertible notes in the amount of $50,000 in 1998 and $250,000 during 1999 provide for a term loan and include interest payable at 12%. These loans are secured by shares owned by an officer of the Company. The Company is required to either make payment for principal and interest or make payment in the form of common stock of the Company once the Company becomes a publicly traded company. The lenders have the option to convert the debt to common shares at $1.00 per share. The total accrued interest at December 27, 1999 and December 31, 1999 was $23,000. No conversions have been made as of December 31, 1999.

Individual investors have purchased unsecured membership subscriptions totaling $259,00 in Can/Am, in return they were issued common shares at $.50 per share. No interest was paid on these subscriptions.

As of December 31, 1999 the Company owed Rettberg $23,000 which is unsecured and bears no interest. This loan was a result of the purchase of his interest in Can/Am.


Note G.  RELATED PARTY TRANSACTIONS

The officers and directors of the Company are involved in other business activities and may, in the future, become involved in additional business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

The Company's officer has received funds on a secured basis from the Company. These borrowings occurred during the period that the Company was a limited liability company (LLC). Upon termination of the Company's LLC operation and organization these advances were reclassified as draws and netted against member equity.

Scott Rettberg, a former member of Can/Am, agreed to sell his Can/Am interest in May 1998. The agreement offered Mr. Rettberg 50,000 shares of common stock when the Company becomes a publicly trade company in addition to a cash payment of $39,600 paid in 24 monthly installments. Subsequent to the balance sheet date the 50,000 shares were issued.


Note H.  WARRANTS AND OPTIONS

There are no warrants or options outstanding to acquire any additional shares of common stock.


Note I.  GOING CONCERN

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company had not commenced its planned principal operations. Prior to the merger, Can/Am sustained significant losses and has negative working capital. Without the realization of additional capital, it may be unlikely for the Company to continue as a going concern.


Note J.  COMMITMENTS & CONTINGENCIES

The financial statements reflect accruals management believes sufficient to the mentioned pending legal proceedings.

The Company's sales to the automobile industry exceed 50% of the Company's total sales. An economic downturn to the auto industry could seriously impact Company sales.


Note K.  LEASES

The Company leases a combination of offices and production facility in Costa Mesa, California totaling 10,000 square feet. The lease is accounted for as an operating lease, under the terms of a one-year lease with ten one-year consecutive renewal options.


Note L.  STOCK

The Company has authorized 20,000,000 shares of $0.01 par value common stock. As of December 31, 1999 there were 4,537,921 shares issued and outstanding.

                         AMERICAN INFLATABLES, INC.
                                BALANCE SHEET

                                                     MARCH 31,    December 31,
                                                       2000           1999
                                                   ------------   ------------
                                                    (UNAUDITED)

                                ASSETS
Current assets:
  Cash ............................................$   10,200     $      900
  Inventory........................................    66,400         59,600
  Prepaid expenses and other current assets........   119,600         53,300
                                                    ---------      ---------
        Total current assets.......................   196,200        113,800

Fixed assets
  Display and promotional blimps, net..............    25,000         22,300
  Computers, furniture and office equipment, net...    33,900         34,000
  Leasehold improvements, net......................    54,300         51,600
                                                    ---------      ---------
        Total fixed assets.........................   113,200        107,900

Other assets:
  Deposits.........................................     7,000          7,000
  Goodwill, net....................................   805,100        818,400
                                                    ---------      ---------
        Total other assets.........................   812,100        825,400
                                                    ---------      ---------

        Total assets...............................$1,121,500     $1,047,100
                                                    =========      =========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable....................................$  323,000     $  323,000
  Accounts payable.................................   102,500        113,300
  Accrued payroll liabilities......................   293,100        289,500
  Accrued liabilities..............................    33,300         48,700
                                                    ---------      ---------
        Total current liabilities..................   751,900        774,500

Long term liabilities

Stockholders' equity
   Common stock....................................    46,550         45,400
   Additional paid in capital......................   368,450        254,600
   Accumulated deficit.............................   (45,400)       (27,400)
                                                    ---------      ---------
      Total stockholders' equity...................   369,600        272,600
                                                    ---------      ---------
      Total liabilities and stockholders' equity   $1,121,500     $1,047,100
                                                    =========      =========

               See accompanying notes to financial statements

                           AMERICAN INFLATABLES, INC.
                           STATEMENTS OF OPERATIONS
                     FOR THE QUARTER ENDED MARCH 31, 2000

                                                                    PROFORMA
                                                MARCH 31, 2000   MARCH 31, 1999
                                                --------------   --------------
                                                  (UNAUDITED)      (UNAUDITED)

Revenues..........................................$  441,100       $  217,000
     Cost of goods sold...........................   198,600          100,400
                                                   ---------        ---------
Gross profit......................................   242,500          116,600
                                                   ---------        ---------
Administrative expenses
     Depreciation and amortization................    18,600            5,200
     Legal and accounting.........................    13,800           17,000
     Office expense...............................    38,300           20,900
     Other administrative expenses................    16,000            6,200
     Salaries and payroll expenses................    67,700           40,700
     Selling Expenses.............................    11,300            1,300
     Marketing....................................    11,200            7,600
     Trade Show...................................    62,600           20,600
     Travel & Entertainment.......................    21,000            3,400
                                                   ---------        ---------
          Total...................................   260,500          122,900
                                                   ---------        ---------
              Net loss from operations............   (18,000)          (6,300)

Income tax (benefit)
     Income tax expense (benefit).................    (7,100)          (2,600)
     Valuation allowance(benefit).................     7,100            2,600
                                                   ---------        ---------
          Total...................................         0                0
                                                   ---------        ---------
              Net loss                            $  (18,000)      $   (6,300)
                                                   =========        =========
     Loss per share...............................    (0.00)           (0.00)

     Weighted average shares...................... 4,565,000        4,540,000
                                                   =========        =========

               See accompanying notes to financial statement

                          AMERICAN INFLATABLES, INC.
                           STATEMENTS of CASH FLOWS
                         QUARTER ENDED MARCH 31, 2000

                                                                    PROFORMA
                                                MARCH 31, 2000   MARCH 31, 1999
                                                --------------   --------------
                                                  (UNAUDITED)      (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES

Net Income (Loss)............................... $   (18,000)     $   ( 6,300)
Adjustments to Reconcile
Net Income (Loss) to Net Cash Provided
 By (Used In) Operating Activities
Depreciation and Amortization...................      18,600            5,200
 (Increase) Decrease in:
Prepaid Expense and Other Assets................     (62,300)         (19,200)
Inventory.......................................      (6,800)          (4,200)
Increase (Decrease) in:
 Accounts Payable...............................     (10,800)           2,000
 Accrued Expenses...............................     (11,800)          25,500
                                                 -----------      -----------
NET CASH USED IN OPERATING ACTIVITIES...........     (91,100)           2,500
                                                 -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Equipment/Leaseholds................     (10,600)         (32,100)
Advances to officer.............................      (4,000)         (24,000)
                                                 -----------      -----------
NET CASH USED INVESTMENT ACTIVITIES.............     (14,600)         (56,100)
                                                 -----------      -----------
CASH FLOW FROM FINANCING ACTIVITIES
Issuance of Common Stock........................     115,000                0
Increase in Long Term Debt, net.................           0          100,000
                                                 -----------      -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES.......     115,000          100,000
                                                 -----------      -----------
NET INCREASE (DECREASE) IN CASH.................       9,300           46,400
CASH AT BEGINNING OF PERIOD.....................         900            5,700
                                                 -----------      -----------
CASH AT END OF PERIOD........................... $    10,200      $    52,100
                                                 ===========      ===========

               See accompanying notes to financial statements

                          Notes to Financial Statements
                                  (Unaudited)


1. ORGANIZATION AND BASIS OF PRESENTATION

American Inflatables, Inc., (the "Company") (a Delaware Corporation) provides, manufactures and markets alternative advertising products such as inflatable blimps and other custom inflatable products.

Effective December 27, 1999 (the Acquisition Date) the Company acquired the alternative advertising medium business from Can / Am Marketing Group, LLC in an exchange of common stock of the Company for the assets of Can / Am Marketing Group, LLC. The transaction closed on December 27, 1999. The acquisition was accounted for under the purchase method of accounting. Accordingly, the acquired assets and liabilities were recorded at fair market value, deemed to be the net book value carried by Can / Am. The difference between fair market value and purchase price was charged to goodwill.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting: The Company uses the accrual method of accounting and prepares and presents financial statements that conform to generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Basis of Presentation: The accompanying unaudited condensed financial statements and related notes have been prepared pursuant to the rules and regulations of the Securities Exchange Commission ("SEC") for Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of a normal recurring nature and considered necessary for a fair presentation, have been included. It is suggested that these financial statements are read in conjunction with the financial statements and notes thereto included in the Company's annual report on Form 10-KSB for the year ended December 31, 1999. The results of operations for the three (3) month period ended March 31, 2000 are not necessarily indicative of the operating results for the year end December 31, 2000. For further information, refer to the financial statements and notes thereto included in the Company's annual report on Form 10-KSB for the fiscal year December 31, 1999.

Reclassifications: Certain March 31, 1999 balances have been reclassified to conform to the March 31, 2000 financial statement presentation.

Inventory: Finished goods and raw materials are valued at the lower of cost (first in first out) or market. Work-in-process, consisting of labor, materials, and overhead on partially completed projects, are recorded at cost but not in excess of net realizable value.

Property, Plant, and Equipment: Property, plant, and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which generally range from three (3) years for computer software to seven (7) years for equipment. Leasehold improvements and goodwill are amortized on a straight-line method over ten (10) years.

Revenue and Expense Recognition: Revenue from product sales are generated primarily from the manufacturing and selling of advertising products, which consist of inflatable blimps and other custom inflatables. The period of time from initial order to final shipment of the product typically ranges from seven
(7) to ten (1) days. Revenue is recognized when the Company ships the product to the client. Expenses are recorded when incurred.

Advertising: The Company follows the policy of charging the costs of advertising to expense as incurred. The Company's significant advertising expenses are trade show costs. The Company depreciates the trade show blimps over sixty (60) months.

Income Taxes: The newly merged Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Account for Income Taxes."


3. INVENTORY

Inventories as of March 31, 2000 by major classification were as follows:

                     Finished goods ...................$ 25,700.00
                     Work-in-process...................  12,200.00
                     Raw materials  ...................  28,500.00
                                                       -----------
                                                       $ 66,400.00

Inventory is valued using the first in first out (FIFO) method.

4. NOTES PAYABLE:

Notes payable as of March 31, 2000 consisted of:

                     Short term note...................$ 23,000.00
                     Convertible notes................. 300,000.00
                                                       -----------
                                                       $323,000.00

Convertible notes in the amount of $300,000.00 provide for a term loan and include interest payable at 12%. Shares owned by an officer of the Company secure these loans. The Company is required to either make payment for principal and interest or make payment in the form of common stock of the Company once the Company becomes a publicly traded company. The lenders have the option to convert the debt to common shares at $1.00 per share. No conversions have been made as of March 31, 2000.


5. GOING CONCERN:

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company had not commenced its planned principal operations. Prior to the merger, Can / Am sustained significant losses and has negative working capital. Without the realization of additional capital, it may be unlikely for the Company to continue as a going concern.


6. LEASES:

The Company leases a combination of offices and production facility in Costa Mesa, California totaling 10,000 square feet. The lease is accounted for as an operating lease, under the terms of a one-year lease with ten (10) one-year consecutive renewal options.

ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

PART II - Information Not Required in Prospectus.

Item 24. Indemnification of Officers and Directors.

Limitation on Liability of Officers and Directors of the Company. Section 145 of the Delaware General Corporation Law specifies that the Certificate of Incorporation of a Delaware corporation may include a provision eliminating or limiting the personal liability of a director or officer to that corporation or its stockholders for damages for breach of fiduciary duty as a director of officer, but such a provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (b) unlawful distributions to stockholders. Our Certificate of Incorporation includes a provision eliminating or limiting the personal liability of our officers and directors to the Company and our shareholders for damages for breach of fiduciary duty as a director or officer. Moreover, Sections 6.1 through 6.6 of our By-laws provide [material deleted] indemnity to a controlling person, director or officer which affects such a person's liability while acting in a corporate capacity. Accordingly, our officers and directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

We will pay all expenses in connection with the registration and sale of the shares of our common stock specified in this Prospectus, except any selling commissions or discounts allocable to sales of that common stock, fees and disbursements of counsel and other representatives of the Investors, and any stock transfer taxes payable by reason of any such sale. The estimated expenses of issuance and distribution are set forth below.



                                                 Approximately
                                                 -------------
Registration fees                                  $ 1,764.67
Transfer agent fees                                   $500.00
Costs of printing and engraving                       $300.00
Legal fees                                         $15,000.00
Accounting fees                                    $10,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

In April 2000, we sold 350,000 shares of common stock and warrants to purchase 1,000,000 shares of common stock at $1.00 per share. These shares and warrants were issued in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering. Exemption from the registration provisions of the Securities Act of 1933 is claimed on the basis that such transactions did not involve any public offering and the Purchasers were sophisticated with access to the kind of information registration would provide. In June 2000, we issued 400,000 shares to a consultant for acquisition services. These shares were registered under Form S-8.


ITEM 27. EXHIBITS.

        1        Not applicable
        2        Plan of Reorganization (1)
        4        Not applicable
        5        Opinion re: Legality
        8        Not applicable
        10       Not applicable
        11       Statement re: Computation of Per Share Earnings (loss) (2)
        12       Not applicable
        13       Not applicable
        15       Not applicable
        16       Not applicable
        23.1     Consent of Independent Auditors
        23.2     Consent of Counsel (included in 5)
        24       Not applicable
        25       Not applicable
        26       Not applicable
        27       Financial Data Schedule (3)


(1) Filed as an Exhibit to the Company's Form 8-K Current Report dated December 29, 1999, filed January 13, 2000, and incorporated by reference.

(2)  Included in financial statements.

(3) Filed as an Exhibit to the Company's Form 10-KSB filed with the Commission on April 14, 2000 and incorporated by reference.


ITEM 28. UNDERTAKINGS.

A. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

B.  We hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

          (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

          (ii) To specify in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20%
     change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii)To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered with remain unsold at the termination of the offering.

                                   Signatures

In accordance with the requirements of the 1933 Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 to be signed on our behalf by the undersigned, in the City of Costa Mesa, California, on August 11, 2000.


                                     American Inflatables, Inc.
                                     a Delaware corporation

                                           /s/ Gregg Mulholland
                                    By:   -----------------------
                                           Gregg Mulholland
                                    Its:   Chief Executive Officer
                                    Date:  August 11, 2000


In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 was signed by the following persons in the capacities and on the dates stated.

                                          /s/ Jeffrey Jacobson
                                     By:----------------------------
                                            Jeffrey Jacobson
                                     Its:   Chief Financial Officer
                                     Date:  August 11, 2000